Exhibit 5.1


                           Gallet Dreyer & Berkey, LLP
                                845 Third Avenue
                               New York, NY 10022
                                 (212) 935-3131

                                  March 9, 2004

The Board of Directors
VSB Bancorp, Inc.
3155 Amboy Road
Staten Island, NY 10306

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 2, 2003 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 99,000 shares of your common stock to be issued under your Restated 2000 Incentive Stock Option Plan; Restated 2000 Directors Stock Option Plan; Restated 1998 Incentive Stock Option Plan; and Restated 1998 Directors Stock Option Plan Employee Stock Option Plan (the "Plans"). Such shares of common stock are referred to herein as the "Shares."

         As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans, and pursuant to the agreements that accompany the Plans, as applicable, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.


                                       Very truly yours,

                                       /s/ GALLET, DREYER & Berkey, LLP